As filed with the Securities and Exchange Commission on November 7, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENTIVA HEALTH SERVICES, INC.

Subsidiary Guarantors Listed on Schedule A hereto

(Exact name of registrant as specified in its charter)

Delaware	36-4335801
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3350 Riverwood Parkway, Suite 1400

Atlanta, Georgia 30339-3314

(770) 951-6450

For the Co-Registrants, see “Schedule A—Subsidiary Guarantors” on the following page.

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John N. Camperlengo, Esq.

Senior Vice President, General Counsel and Secretary

Gentiva Health Services, Inc.

3350 Riverwood Parkway, Suite 1400

Atlanta, Georgia 30339-3314

(770) 951-6450

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David K. Brown

Derek B. Swanson

McKenna Long & Aldridge LLP

303 Peachtree Street, NE Suite 5300

Atlanta, GA 30308

(404) 527-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Debt securities, guarantees of debt securities(3), preferred stock, common stock, and warrants to purchase debt securities, preferred stock or common stock (4)
Total	$300,000,000		$300,000,000	$0.00

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II. D. of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	This registration statement includes unsold securities with an aggregate offering price of $300,000,000 that were previously covered by Registration Statement No. 333-170072. Pursuant to Rule 415(a)(6) under the Securities Act, $9,210.00 of filing fees (calculated at the rate in effect at the time the prior registration statement was filed) paid in connection with the unsold securities will continue to be applied to such securities, and the offering of such unsold securities under Registration Statement No. 333-170072 will be deemed terminated as of the effectiveness of this registration statement.
(3)	Represents guarantees, if any, of the debt securities by the Co-Registrants. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee will be paid in respect of any such guarantees.
(4)	Includes an indeterminate number of securities that may be issued in primary offerings or upon exercise, conversion or exchange of any securities registered hereunder that provide for exercise, conversion or exchange.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Subsidiary Guarantors

Subsidiary*	Jurisdiction of Incorporation/Organization	I.R.S. Employer Identification Number
ABC Hospice, LLC	Texas	20-8716006
Access Home Health of Florida, LLC	Delaware	06-1451363
Alpine Home Health Care, LLC	Colorado	36-4473376
Alpine Home Health II, Inc.	Colorado	20-1987917
Alpine Home Health, Inc.	Mississippi	64-0921774
Alpine Resource Group, Inc.	Colorado	20-1987950
American Homecare Management Corp.	Delaware	11-3306095
American Hospice, Inc.	Texas	75-2486047
Asian American Home Care, Inc.	California	94-3247811
Bethany Hospice, LLC	Delaware	20-2999369
California Hospice, LLC	Texas	30-0711730
Capital Care Resources, LLC	Georgia	58-2411159
Capital Care Resources of South Carolina, LLC	Georgia	56-2102603
Capital Health Management Group, LLC	Georgia	58-2313705
Chaparral Hospice, Inc.	Texas	35-2224605
Chattahoochee Valley Home Care Services, LLC	Georgia	03-0387821
Chattahoochee Valley Home Health, LLC	Georgia	34-1994007
CHMG Acquisition LLC	Georgia	04-3813487
CHMG of Atlanta, LLC	Georgia	54-2089073
CHMG of Griffin, LLC	Georgia	54-2089075
Colorado Hospice, L.L.C.	Colorado	27-2141126
Eastern Carolina Home Health Agency, LLC	North Carolina	56-1590744
Faith Home Health and Hospice, LLC	Kansas	47-0884412
Faith in Home Services, L.L.C.	Kansas	20-1931763
Family Hospice, Ltd.	Texas	75-2588221
FHI GP, Inc.	Texas	75-2588220
FHI Health Systems, Inc.	Delaware	75-2588219
FHI LP, Inc.	Nevada	88-0335145
FHI Management, Ltd.	Texas	75-2588222
First Home Health, Inc.	West Virginia	55-0750157
Gentiva Certified Healthcare Corp.	Delaware	11-2645333
Gentiva Health Services (Certified), Inc.	Delaware	11-3454105
Gentiva Health Services Holding Corp.	Delaware	11-3454104
Gentiva Health Services (USA) LLC	Delaware	11-3414024
Gentiva Rehab Without Walls, LLC	Delaware	06-1725406
Gentiva Services of New York, Inc.	New York	11-2802024
Georgia Hospice, LLC	Texas	27-4251135
Gilbert’s Home Health Agency, Inc.	Mississippi	64-0730826
Gilbert’s Hospice Care, LLC	Mississippi	20-0566932
Gilbert’s Hospice Care of Mississippi, LLC	Mississippi	20-1296854
Girling Health Care Services of Knoxville, Inc.	Tennessee	62-1406895
Girling Health Care, Inc.	Texas	74-2115034
Harden Clinical Services, LLC	Texas	27-1519643
Harden HC Texas Holdco, LLC	Texas	26-1487182
Harden Healthcare Holdings, LLC	Delaware	Applied For
Harden Healthcare Services, LLC	Texas	26-1569071
Harden Healthcare, LLC	Texas	74-3024009

Subsidiary*	Jurisdiction of Incorporation/Organization	I.R.S. Employer Identification Number
Harden Home Health, LLC	Delaware	65-1299601
Harden Home Option, LLC	Texas	37-1657856
Harden Hospice, LLC	Texas	43-2083818
Hawkeye Health Services, Inc.	Iowa	42-1285486
Healthfield, LLC	Delaware	58-1819650
Healthfield Home Health, LLC	Georgia	58-1947694
Healthfield Hospice Services, LLC	Georgia	58-2284736
Healthfield of Southwest Georgia, LLC	Georgia	27-0131980
Healthfield of Statesboro, LLC	Georgia	68-0593590
Healthfield of Tennessee, LLC	Georgia	01-0831798
Healthfield Operating Group, LLC	Delaware	36-4425473
HomeCare Plus, Inc.	Alabama	63-1214842
Home Health Care Affiliates, Inc.	Mississippi	74-2737989
Home Health Care Affiliates of Central Mississippi, L.L.C.	Mississippi	62-1807084
Home Health Care Affiliates of Mississippi, Inc.	Mississippi	62-1775256
Home Health Care of Carteret County, LLC	North Carolina	56-1556547
Horizon Health Care Services, Inc.	Texas	76-0456316
Horizon Health Network LLC	Alabama	33-1017853
Hospice Care of Kansas and Missouri, L.L.C.	Missouri	none
Hospice Care of Kansas, L.L.C.	Kansas	48-1210207
Hospice Care of the Midwest, L.L.C.	Missouri	none
Iowa Hospice, L.L.C.	Iowa	20-2589495
Isidora’s Health Care Inc.	Texas	65-1285069
Lakes Hospice, L.L.C.	Iowa	65-1302887
Lighthouse Hospice — Coastal Bend, LLC	Texas	22-3946976
Lighthouse Hospice — Metroplex, LLC	Texas	26-3228001
Lighthouse Hospice — San Antonio, LLC	Texas	87-0798501
Lighthouse Hospice Management, LLC	Texas	06-1787617
Lighthouse Hospice Partners, LLC	Texas	35-2190648
Mid-South Home Care Services, LLC	Alabama	82-0559231
Mid-South Home Health, LLC	Delaware	63-0772385
Mid-South Home Health Agency, LLC	Alabama	82-0559199
Mid-South Home Health of Gadsden, LLC	Georgia	14-1909499
Missouri Home Care of Rolla, Inc.	Missouri	43-1317147
New York Healthcare Services, Inc.	New York	22-2695367
Nursing Care — Home Health Agency, Inc.	West Virginia	55-0633030
Odyssey HealthCare, Inc.	Delaware	43-1723043
Odyssey HealthCare Austin, LLC	Delaware	none
Odyssey HealthCare Detroit, LLC	Delaware	none
Odyssey HealthCare Fort Worth, LLC	Delaware	none
Odyssey HealthCare GP, LLC	Delaware	75-2932676
Odyssey HealthCare Holding Company	Delaware	75-2925311
Odyssey HealthCare LP, LLC	Delaware	74-2998154
Odyssey HealthCare Management, LP	Delaware	75-2923658
Odyssey HealthCare of Augusta, LLC	Delaware	26-0711782
Odyssey HealthCare of Flint, LLC	Delaware	26-3920362
Odyssey HealthCare of Marion County, Inc.	Delaware	75-3238731
Odyssey HealthCare of Savannah, LLC	Delaware	26-0712052
Odyssey HealthCare of St. Louis, LLC	Delaware	26-1174571

Subsidiary*	Jurisdiction of Incorporation/Organization	I.R.S. Employer Identification Number
Odyssey HealthCare Operating A, LP	Delaware	75-2752908
Odyssey HealthCare Operating B, LP	Delaware	75-2937832
OHS Service Corp.	Texas	22-3690699
Omega Hospice, LLC	Alabama	20-8667430
PHHC Acquisition Corp.	Delaware	38-3784032
QC-Medi New York, Inc.	New York	11-2750425
Quality Care-USA, Inc.	New York	11-2256479
Saturday Partners, LLC	Colorado	20-1930463
Tar Heel Health Care Services, LLC	North Carolina	56-1456991
The American Heartland Hospice Corp.	Missouri	43-1697602
The Home Option, LLC	Texas	26-2527353
The Home Team of Kansas, LLC	Kansas	74-3052911
Total Care Home Health of Louisburg, LLC	Georgia	68-0593592
Total Care Home Health of North Carolina, LLC	Georgia	20-0091435
Total Care Home Health of South Carolina, LLC	Georgia	20-0091422
Van Winkle Home Health Care, Inc.	Mississippi	62-1669388
Vista Hospice Care, LLC	Delaware	86-0808230
VistaCare, LLC	Delaware	06-1521534
VistaCare of Boston, LLC	Delaware	26-1544595
VistaCare USA, LLC	Delaware	86-0914505
Voyager Acquisition, L.P.	Texas	20-1953497
Voyager Home Health, Inc.	Delaware	26-1501792
Voyager HospiceCare, Inc.	Delaware	20-1173787
We Care Home Health Services, In.	Texas	33-0665550
Wiregrass Hospice LLC	Alabama	82-0559182
Wiregrass Hospice Care, LLC	Georgia	20-0296636
Wiregrass Hospice of South Carolina, LLC	Georgia	34-2053721

*	All subsidiary guarantors have the following principal executive office: c/o Gentiva Health Services, Inc., 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2013

PROSPECTUS

$300,000,000

Gentiva Health Services, Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

We may from time to time sell any combination of debt securities, preferred stock, common stock and warrants described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $300,000,000.

This prospectus provides a general description of the securities we may offer. We may offer and sell the securities separately, together or as units, in separate classes or series, in amounts, at prices and on terms to be determined at the time of sale and set forth in a supplement to this prospectus. Each time we sell securities we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by an applicable prospectus supplement.

We may sell these securities directly to our stockholders or to purchasers through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “GTIV.”

See “RISK FACTORS” beginning on page 6 for information you should consider before buying these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). Under this shelf registration statement, we may offer up to $300,000,000 offering price of any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, process and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus, any prospectus supplement and any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us, together with additional information described under the heading “Where You Can Find More Information” located on page 5.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us. We have not authorized any other person to provide you with different information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus that is prepared by us or on our behalf or that is otherwise authorized by us. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document and such accompanying prospectus supplement or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement are delivered, or securities sold, on a later date.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on our current expectations, assumptions and estimates about us and our industry. These forward-looking statements involve risks and uncertainties. Words such as “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. All statements other than statements of historical facts, including, among others, statements regarding our future financial position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. These forward-looking statements are based on our current expectations, are not guarantees of future performance, are subject to a number of risks, uncertainties, assumptions and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those anticipated in such forward-looking statements. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, the following:

•	general economic and business conditions;

•	demographic changes;

•	changes in, or failure to comply with, existing governmental laws and regulations;

•	impact on Gentiva of healthcare reform legislation and its implementation through government regulations;

•	legislative proposals for healthcare reform;

•	changes in Medicare, Medicaid and commercial payer reimbursement levels;

•	the outcome of any inquiries into our operations and business practices by governmental authorities;

•	compliance with any corporate integrity agreement affecting our operations;

•	effects of competition in the markets in which we operate;

•	liability and other claims asserted against us;

•	ability to attract and retain qualified personnel;

•	availability and terms of capital;

•	loss of significant contracts or reduction in revenues associated with major payer sources;

•	ability of customers to pay for services;

•	business disruption due to natural disasters, pandemic outbreaks, terrorist acts or cyber attacks;

•	availability, effectiveness, stability and security of our information technology systems;

•	ability to successfully integrate the operations of Harden Healthcare Holdings, Inc. and other acquisitions we may make and achieve synergies and operational efficiencies within expected timeframes;

•	ability to maintain compliance with financial covenants under the Company’s credit agreement;

•	effect on liquidity of our debt service requirements;

•	changes in estimates and judgments associated with critical accounting policies and estimates;

•	the other factors referenced in this prospectus, including, without limitation, under “Risk Factors”; and

•	other risks detailed from time to time in the reports filed by us with the SEC.

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. If any of the foregoing risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express or imply by any of our forward-looking statements. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. Since forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. Except as required by applicable laws, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan and assume no obligation to publicly update or revise any forward-looking statements contained herein after the date of this prospectus, whether as a result of any new information, future events or otherwise.

ABOUT GENTIVA

This summary highlights selected information and does not contain all the information that is important to you. You should carefully read this prospectus, any applicable prospectus supplement and the documents to which we have referred in “Information Incorporated by Reference” on page 5 of this prospectus for information about us and our financial statements. All references to “Gentiva,” “Company,” “we,” “our” and “us” refer to Gentiva Health Services, Inc. and its consolidated subsidiaries unless otherwise indicated.

Our Company

Following the acquisition of Harden Healthcare Holdings, Inc. (“Harden”), on October 18, 2013, we became a leading provider of home health, hospice and community care services, serving patients through approximately 584 locations in 40 states. We provide a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. Our revenues are generated from federal and state government programs, commercial insurance and individual consumers.

Our community care services support patients who have chronic or long-term disabilities who need help with routine personal care. We conduct our community care services operations in four states. Community care tasks include help with personal needs, such as bathing and dressing, and household activities, such as laundry and shopping, all of which help enable the patient to remain at home.

Our home health services include direct home nursing and therapy services, including specialty programs. We conduct direct home nursing and therapy services operations through licensed and Medicare-certified agencies, located in 38 states, from which we provide various combinations of skilled nursing and therapy services and paraprofessional nursing services to adult and elder patients. Our direct home nursing and therapy services operations also deliver services to our customers through focused specialty programs that include:

•	Gentiva Orthopedics, which provides individualized rehabilitation services to patients recovering from joint replacement or other major orthopedic surgery;

•	Gentiva Safe Strides®, which provides therapies for patients with balance issues who are prone to injury or immobility as a result of falling;

•	Gentiva Cardiopulmonary, which helps patients and their physicians manage heart and lung health in a home-based environment;

•	Gentiva Neurorehabilitation, which helps patients who have experienced a neurological injury or condition by removing the obstacles to healing in the patient’s home; and

•	Gentiva Senior Health, which addresses the needs of patients with age-related diseases and issues to effectively and safely stay in their homes.

Through our hospice services we serve terminally ill patients and their families through Medicare-certified providers operating in 30 states. Comprehensive management of the healthcare services and products needed by hospice patients and their families are provided through the use of an interdisciplinary team. Depending on a patient’s needs, each hospice patient is assigned an interdisciplinary team comprised of a physician, nurse(s), home health aide(s), medical social worker(s), chaplain, dietary counselor and bereavement coordinator, as well as other care professionals. We also provide services under our focused Memory Care Specialty

Program, which provides an individualized disease management program addressing the physical needs specific to Alzheimer’s and dementia patients and support mechanisms for their caregivers. We also have under development a focused Cardiac Specialty Program, which will help patients and their physicians aggressively manage symptoms associated with heart disease, focusing on quality of life and pain control.

Harden Acquisition

On October 18, 2013, we completed our acquisition of Harden for an aggregate purchase price equal to approximately $408.8 million, comprising approximately $355.0 million in cash and $53.8 million in shares of our common stock. Additionally, in connection with our acquisition of Harden, we entered into a new senior secured credit agreement, which provides for a $670 million term loan B facility, a $155 million term loan C facility and a $100 million revolving credit facility (the “Credit Agreement”), each of which is guaranteed jointly and severally by substantially all of our wholly owned subsidiaries (collectively, the “Guarantors”), including Harden and its subsidiaries, and is secured by a first-priority security interest in substantially all our and the Guarantors’ existing and future assets.

We used a combination of cash on hand and the proceeds from the new term loans and a portion of the new revolving credit facility to pay the cash portion of the purchase price, repay certain of Harden’s outstanding debt, and repay all amounts outstanding under our existing credit facility. On the closing date of the Harden acquisition, we terminated our existing credit facility, together with all other agreements and instruments ancillary to that agreement.

For more information regarding our acquisition of Harden, our entering into the Credit Agreement, the payment of the related fees and expenses in respect of each of the foregoing, and the repayment of Harden’s outstanding debt and our existing credit facility, please see “Where You Can Find More Information.”

We were incorporated under the laws of Delaware in August 1999. Our principal executive offices are located at 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339-3314, and our telephone number is (770) 951-6450.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of a registration statement that we filed with the SEC and it does not contain all the information contained in the registration statement and the exhibits to the registration statement. For further information with respect to us, we refer you to the registration statement and to the exhibits to the registration statement. You can inspect and copy the reports, statements and other information that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants such as Gentiva that file electronically with the SEC.

We also make available free of charge on or through our Internet website, http://www.gentiva.com under “Investors,” all of the annual, quarterly and current reports, proxy statements, Section 16 insider reports on Form 3, Form 4 and Form 5 and amendments to these reports and other information we file with the SEC. Additionally, our board committee charters, code of business conduct and ethics, code of ethics for senior financial officers, corporate governance guidelines and executive incentive compensation recoupment policy are available on our website and in print to any stockholder who requests them. The reference to our website address does not constitute incorporation by reference of the information contained in the website and should not be considered part of this prospectus or the registration statement of which this prospectus forms a part.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update, modify and supersede this information. We incorporate by reference the following documents we have filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2013;

•

Current Reports on Form 8-K filed with the SEC on May 14, 2013, September 16, 2013, September 20, 2013, October 22, 2013 and October 31, 2013 (not including any information furnished under Item 2.02, 7.01 or 9.01 of any such Form 8-K); and

•

The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 4, 2000, including any amendment or report filed for the purpose of updating that description.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (not including any information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K and any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) before we stop offering the securities under this prospectus (including any such document filed by us prior to the effectiveness of this registration statement) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any stockholder, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information incorporated by reference into this prospectus. Please direct requests to us at the following address:

Office of the Secretary

Gentiva Health Services, Inc.

3350 Riverwood Parkway, Suite 1400

Atlanta, Georgia 30339-3314

(770) 951-6450

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in such filings.

RISK FACTORS

Before making an investment decision, you should carefully consider the specific risks set forth below as well as the risks set forth under the caption “Risk Factors” under Item 1A of Part I in our most recent Annual Report on Form 10-K, which are incorporated by reference in this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act. The risks described below and in the documents incorporated by reference in this prospectus are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks and those incorporated by reference could materially adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your original investment.

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our Credit Agreement and senior notes.

We are highly leveraged. As of October 18, 2013, our total indebtedness was approximately $1.15 billion. We also had an additional $100 million available for borrowing under our revolving credit facilities (without taking into account approximately $52.3 million of letters of credit we had issued).

Our high degree of leverage could have important consequences, including:

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

•	making it more difficult for us to make payments on our senior notes;

•	increasing our vulnerability to adverse changes in general economic and industry conditions;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes; and

•	placing us at a competitive disadvantage compared to our competitors who are less highly leveraged than Gentiva.

Our ability to satisfy our obligations and to reduce our total debt depends on future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be able to provide sufficient proceeds to meet these obligations or to execute our business strategy successfully.

Our debt agreements contain restrictions that will limit our flexibility in operating our business.

Our Credit Agreement and the indenture governing our senior notes contain various covenants that limit our and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase, or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, our Credit Agreement requires us to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants or failure to maintain or satisfy a financial ratio or test could result in a default under one or more of these agreements. Upon the occurrence of an event of default under our Credit Agreement, the lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our Credit Agreement could proceed against the collateral granted to them to secure that indebtedness. If the lenders under our Credit Agreement accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay the amounts owed under our Credit Agreement as well as our unsecured indebtedness, including our senior notes.

Despite our high indebtedness, we and our subsidiaries may still be able to incur additional amounts of debt, which could increase the risks associated with our substantial indebtedness.

Under the terms of our Credit Agreement and the indenture governing our senior notes, we and our subsidiaries may be able to incur additional indebtedness in the future. In addition, as of October 18, 2013, we had $100 million available for borrowing under our revolving credit facility (without taking into account approximately $52.3 million of letters of credit we had issued). These borrowings and any other secured indebtedness permitted under agreements governing our indebtedness would be effectively senior to our senior notes and the guarantees to the extent of the assets securing such indebtedness. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase.

Risks Related to Our Business and Industry

We may not be able to achieve the benefits that we expect to realize as a result of acquisitions we may make. Failure to achieve such benefits could have an adverse effect on our financial condition and results of operations.

We may not be able to realize anticipated cost savings, revenue enhancements, or other synergies from acquisitions, either in the amount or within the time frame that we expect. In addition, the costs of achieving these benefits may be higher than, and the timing may differ from, what we expect. Our ability to realize anticipated cost savings, synergies, and revenue enhancements may be affected by a number of factors, including, but not limited to, the following:

•	the use of more cash or other financial resources on integration and implementation activities than we expect;

•	increases in other expenses unrelated to the acquisition, which may offset the cost savings and other synergies from the acquisition;

•	our ability to eliminate duplicative back office overhead and redundant selling, general, and administrative functions; and

•	our ability to avoid labor disruptions in connection with any integration, particularly in connection with any headcount reduction.

If we fail to realize anticipated cost savings, synergies, or revenue enhancements, our financial results may be adversely affected, and we may not generate the cash flow from operations that we anticipate.

We may not be able to successfully integrate businesses that we may acquire.

Our ability to successfully implement our business plan and achieve targeted financial results is dependent on our ability to successfully integrate businesses that we may acquire. The process of integrating acquired businesses involves risks. These risks include, but are not limited to:

•	demands on management related to the significant increase in the size of our business;

•	diversion of management’s attention from the management of daily operations;

•	difficulties in the assimilation of different corporate cultures and business practices;

•	difficulties in conforming the acquired company’s accounting policies to ours;

•

retaining employees who may be vital to the integration of departments, information technology systems, including accounting systems, technologies, books and records, procedures and maintaining uniform standards, such as internal accounting controls, procedures, and policies; and

•	costs and expenses associated with any undisclosed or potential liabilities.

Failure to successfully integrate acquired businesses may result in reduced levels of revenue, earnings, or operating efficiency than might have been achieved if we had not acquired such businesses.

In addition, any future acquisitions could result in the incurrence of additional debt and related interest expense, contingent liabilities, and amortization expenses related to intangible assets, which could have a material adverse effect on our financial condition, operating results and cash flow.

Our growth strategy may not be successful.

The future growth of our business and our future financial performance will depend on, among other things, our ability to increase our revenue base through a combination of internal growth and strategic ventures, including acquisitions. Future revenue growth cannot be assured, as it is subject to various risk factors, including:

•	our ability to achieve anticipated operational benefits, including leveraging referral sources;

•	the effects of competition;

•	pending initiatives concerning the levels of Medicare, Medicaid and private health insurance reimbursement and uncertainty concerning reimbursements in the future;

•	our ability to generate new and retain existing contracts with major payer sources;

•	our ability to attract and retain qualified personnel, especially in a business environment experiencing a shortage of clinical professionals;

•	our ability to identify, negotiate and consummate desirable acquisition opportunities on reasonable terms;

•	our ability to obtain the necessary financing for acquisitions;

•	our ability to integrate effectively and retain the businesses acquired by us through acquisitions we have made or may make; and

•	the requirement for obtaining Medicare licenses and certificates of need to operate in certain jurisdictions.

An element of our growth strategy is expansion of our business by developing new hospice programs in new markets and growth in our existing markets. This aspect of our growth strategy may not be successful, which could adversely impact our growth and profitability. We cannot assure you that we will be able to:

•	identify markets that meet our selection criteria for new hospice programs;

•	hire and retain a qualified management team to operate each of our new hospice programs;

•	manage a large and geographically diverse group of hospice programs;

•	become Medicare and Medicaid certified in new markets;

•	generate sufficient hospice admissions in new markets to operate profitably in these new markets; or

•	compete effectively with existing programs in new markets.

It is likely that a number of acquisition opportunities may involve hospices operated by not-for-profit entities. In recent years, several states have increased review and oversight of transactions involving the sale of healthcare facilities and businesses by not-for-profit entities. Although the level of review varies from state to state, the current trend is to provide for increased governmental review, and in some cases approval, of transactions in which a not-for-profit entity sells a healthcare facility or business. This increased scrutiny may increase the difficulty in completing, or prevent the completion of, acquisitions in some states in the future.

If we are unable to maintain relationships with existing patient referral sources or to establish new referral sources, our growth and profitability could be adversely affected.

Our success is heavily dependent on referrals from physicians, nursing homes, assisted living facilities, adult care centers, hospitals, managed care companies, insurance companies and other patient referral sources in the communities where our home health, hospice and community care locations serve, as well as on our ability to maintain good relations with these referral sources. Our referral sources are not contractually obligated to refer patients to us and may refer their patients to other home health, hospice or community care providers, or not at all. Our growth and profitability depend significantly on our ability to provide good patient and family care, to establish and maintain close working relationships with these patient referral sources and to increase awareness and acceptance of home health, hospice and community care by our referral sources and their patients. We cannot assure you that we will be able to maintain our existing referral source relationships or that we will be able to develop and maintain new relationships in existing or new markets. Our loss of existing relationships or our failure to develop new relationships could adversely affect our ability to expand our operations and operate profitably. Moreover, we cannot assure you that awareness or acceptance of home health and hospice care will increase.

Competition among home healthcare and hospice companies is intense.

The home health and hospice services industry is highly competitive. We compete with a variety of other companies in providing home health services and hospice services, some of which may have greater financial and other resources and may be more established in their respective communities. Competing companies may offer newer or different services from those offered by us and may thereby attract customers who are presently receiving our home health or hospice services.

In many areas in which our home health and hospice programs are located, we compete with a large number of organizations, including:

•	community-based home health and hospice providers;

•	national and regional companies;

•	hospital-based home health agencies, hospice and palliative care programs; and

•	nursing homes.

Some of our current and potential competitors have or may obtain significantly greater marketing and financial resources than we have or may obtain. Relatively few barriers to entry exist in our local markets. Accordingly, other companies, including hospitals and other healthcare organizations that are not currently providing home health and hospice care, may expand their services to include home health services, hospice care or similar services. We may encounter increased competition in the future that could negatively impact patient referrals to us, limit our ability to maintain or increase our market position and adversely affect our profitability.

Many states have certificate of need laws or other regulatory provisions that may adversely impact our ability to expand into new markets and thereby limit our ability to grow and to increase our net patient service revenue.

Many states have enacted certificate of need laws that require prior state approval to open new healthcare facilities or expand services at existing facilities. Those laws require some form of state agency review or approval before a hospice may add new services or undertake significant capital expenditures. New York has additional barriers to entry. New York places restrictions on the corporate ownership of hospices. Accordingly, our ability to operate in New York is restricted. These laws could adversely affect our ability to expand into new markets and to expand our services and facilities in existing markets.

Further consolidation of managed care organizations and other third-party payers may adversely affect our profits.

Managed care organizations and other third-party payers have continued to consolidate in order to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the United States population are increasingly served by a smaller number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent that such organizations terminate us as a preferred provider and/or engage our competitors as preferred or exclusive providers, our business could be adversely affected. In addition, private payers, including managed care payers, could seek to negotiate additional discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements, thereby potentially reducing our profitability.

The cost of healthcare is funded substantially by government and private insurance programs. If this funding is reduced or becomes limited or unavailable to our customers, our business may be adversely impacted.

Third-party payers include Medicare, Medicaid and private health insurance providers. Third-party payers are increasingly challenging prices charged for healthcare services. We cannot assure you that our services will be considered cost-effective by third-party payers, that reimbursement will be available or that payer reimbursement policies will not have a material adverse effect on our ability to sell our services on a profitable basis, if at all. We cannot control reimbursement rates, including Medicare market basket or other rate adjustments.

On March 23, 2010, the President signed into law the Patient Protection and Affordable Care Act (“Affordable Care Act”) and, on March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010 (collectively the “Health Care Reform Act”). The Health Care Reform Act mandates important changes to reimbursement for home health and hospice, including reductions in reimbursement levels. See “Risks Related to Healthcare Regulation” beginning on page 11.

In June 2013, the Centers for Medicare & Medicaid Services (“CMS”) issued the proposed rule for 2014 home health prospective payment system rates, which included (i) a market basket increase of 2.4 percent, (ii) rebasing of Medicare reimbursement rates, proposing annual reductions of 3.5 percent for each of the next four years beginning January 2014, (iii) changes in the Wage Index with no overall impact and (iv) rebasing all case mix weights to 1.0 from an average case mix weight of 1.3517 in 2012. CMS has proposed that the case mix weight rebasing be offset by increasing the base episodic rate by a similar amount which will increase the base episodic rate for 2014 to $2,860 from the 2013 rate of $2,138. The rule also proposes changes in low utilization payments amounts (“LUPAs”) and the removal of 170 diagnosis codes, among other changes. CMS predicts that, on average, home health agencies will experience an approximate 1.5 percent reduction in reimbursement for 2014. In August 2013, CMS released a final rule, effective for hospice services provided October 1, 2013 through September 30, 2014, which provides for a 1.0 percent increase for Medicare hospice rates, consisting of a 2.5 percent market basket increase, offset by a 0.8 percent budget neutrality adjustment factor and estimated wage index changes of 0.7 percent. In addition, on March 1, 2013, the automatic reductions in Federal spending, known as “sequestration,” were put in place, which mandated an additional 2 percent reduction in Medicare home health and hospice payments, beginning April 1, 2013. Reimbursement for community care services that we provide is through Medicaid and can vary state by state. Medicaid rates can be changed as well as can any minimum wage rates for personal care attendants providing such services. There can be no assurance these changes will not adversely affect us.

Possible changes in the case-mix of patients, as well as payer mix and payment methodologies, may have a material adverse effect on our profitability.

The sources and amounts of our patient revenues will be determined by a number of factors, including the mix of patients and the rates of reimbursement among payers. Changes in the case-mix of the patients as well as payer mix among private pay, Medicare and Medicaid may significantly affect our profitability. In particular, any significant increase in our Medicaid population or decrease in Medicaid payments could have a material adverse effect on our financial position, results of operations and cash flow, especially if states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates or service levels.

The healthcare industry continues to experience shortages in qualified home health service employees and management personnel.

We compete with other healthcare providers for our employees, both clinical associates and management personnel. As the demand for home health services and hospice services continues to exceed the supply of available and qualified staff, we and our competitors have been forced to offer more attractive wage and benefit packages to these professionals. Furthermore, the competitive arena for this shrinking labor market has created turnover as many seek to take advantage of the supply of available positions, each offering new and more attractive wage and benefit packages. In addition to the wage pressures inherent in this environment, the cost of training new employees amid the turnover rates may cause added pressure on our operating margins.

An economic downturn, state budget pressures, sustained unemployment and continued deficit spending by the federal government may result in a reduction in reimbursement and covered services.

An economic downturn can have a detrimental effect on our revenues. Historically, state budget pressures have translated into reductions in state spending. Given that Medicaid outlays are a significant component of state budgets, we can expect continuing cost containment pressures on Medicaid outlays for our services in the states in which we operate. In addition, an economic downturn, coupled with sustained unemployment, may also impact the number of enrollees in managed care programs as well as the profitability of managed care companies, which could result in reduced reimbursement rates.

The existing federal deficit, as well as deficit spending by the government as the result of adverse developments in the economy or other reasons, can lead to continuing pressure to reduce government expenditures for other purposes, including government-funded programs in which we participate, such as Medicare and Medicaid. Such actions in turn may adversely affect our results of operations.

A prolonged disruption of the capital and credit markets may adversely affect our future access to capital and our cost of capital.

Volatility and disruption of the capital and credit markets in the United States can adversely affect access to capital and increase the cost of capital. We have used the capital and credit markets for liquidity and to execute our business strategies, which include increasing our revenue base through a combination of internal growth and strategic ventures, including acquisitions. We believe that we have adequate capital and liquidity to conduct any foreseeable initiatives that may develop over the near term; however, should current economic and market conditions deteriorate, our future cost of debt or equity capital and future access to capital markets may be adversely affected.

If an impairment of goodwill or intangible assets were to occur, our earnings would be negatively impacted.

Goodwill and intangible assets represent a significant portion of our assets as a result of acquisitions. Goodwill and intangible assets, net amounted to $438.4 million and $193.2 million, respectively, at September 30, 2013. We have assigned to our reportable business segments the appropriate amounts of goodwill and intangible assets based upon allocations of the purchase prices of individual acquisition transactions. As described in the notes to our financial statements, these assigned values are reviewed on an annual basis or at the time events or circumstances indicate that the carrying amount of an asset may not be recoverable.

To determine the fair value of our reporting units, we use a present value (discounted cash flow) technique corroborated by market multiples when available, a reconciliation to market capitalization or other valuation methodologies and reasonableness tests, as appropriate. Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates, operating margins, discount rates and future market conditions, among others. The future occurrence of a potential indicator of impairment, such as, but not limited to, a significant adverse change in legal factors or business climate, reductions of projected patient census, an adverse action or assessment by a regulator, as well as other unforeseen factors, would require an interim assessment for some or all of the reporting units.

During 2012, we initiated an effort to re-brand all of our branch operations under the single Gentiva name. In connection with this re-branding effort, we recorded a $19.1 million non-cash write-off of remaining trade name balances for the year 2012. At March 31, 2013, we also performed an interim impairment test of our hospice reporting unit. As part of that analysis, we reviewed the valuation of our owned real estate utilized in the hospice business. The analysis indicated that two of our hospice inpatient units had estimated fair values lower than their carrying values and, as such, we recorded a non-cash impairment charge of approximately $1.9 million. In addition, we conducted an evaluation of the various systems used to support our field operations. In connection with that review, we made a strategic decision to replace our business intelligence software platform and, as such, recorded a non-cash impairment charge related to developed software of approximately $1.6 million. Should business conditions or other factors deteriorate and negatively impact the estimated realizable value of future cash flows of our business segments, we could be required to further write off a substantial portion of our assets. Depending upon the magnitude of the write-off, our results of operations could be negatively affected.

If we must write off a significant amount of long-lived assets, our earnings will be negatively impacted.

We have long-lived assets consisting of fixed assets, which include software development costs related to various information technology systems. The net carrying value of fixed assets amounted to $41.4 million at September 30, 2013, which included deferred software development costs of $2.0 million primarily related to replacement of the Company’s financial, human resources and management information systems. We review these amounts at the time events or circumstances indicate that the carrying amount of an asset may not be recoverable. If a future determination that a significant impairment in value of our long-lived assets has occurred, such determination could require us to write off a substantial portion of our assets. Depending upon the magnitude of the write-off, our financial results could be negatively affected.

There are risks of business disruption associated with new business systems and technology initiatives.

We began the implementation of a new electronic forms system in 2013 with a relatively small vendor. Implementation disruptions or the failure of new systems and technology initiatives to operate in accordance with expectations could have a material adverse impact on our financial results and operations.

We have risks related to obligations under our insurance programs.

We are obligated for certain costs under various insurance programs, including employee health and welfare, workers’ compensation, automobile and professional liability. We may be subject to workers’ compensation claims and lawsuits alleging negligence or other similar legal claims. We maintain various insurance programs to cover these risks with insurance policies subject to substantial deductibles and retention amounts. We also may be subject to exposure relating to employment law and other related matters for which we do not maintain insurance coverage. We believe that our present insurance coverage and reserves are sufficient to cover currently estimated exposures; however, should we experience a significant increase in losses resulting from workers’ compensation, professional liability or employee health and welfare claims, the resulting increase in provisions and/or required reserves could negatively affect our profitability.

An adverse ruling against us in certain litigation could have an adverse effect on our financial condition and results of operations.

We are involved in litigation incidental to the conduct of our business, including a collective and class action lawsuit alleging violations by us of the Federal Fair Labor Standards Act and a putative shareholder class action lawsuit alleging violations by us of the Securities Act of 1933 and Securities Exchange Act of 1934 and may be subject to additional lawsuits in the future. The damages claimed against us in such litigation are substantial.

We cannot assure you that we will prevail in the pending cases. In addition to the possibility of an adverse outcome, such litigation is costly to manage, investigate and defend, and the related defense costs, diversion of management’s time and related publicity may adversely affect the conduct of our business and the results of our operations.

We may experience disruption to our business and operations from the effects of natural disasters or terrorist acts.

The occurrence of natural disasters, terrorist acts or “mass illnesses” such as the pandemic flu, and the erosion to our business caused by such an occurrence, may adversely impact our profitability. In the affected areas, our offices may be forced to close for limited or extended periods of time, and we may face the reduced availability of clinical associates.

Our ability to conduct operations depends on the security and stability of our technology infrastructure. A failure in the security of our technology infrastructure or a significant disruption in service within our operations could materially adversely affect our business, the results of our operations and our financial position.

We rely on information technology systems to process, transmit and store electronic information in our operations. We have designed our information technology systems to protect against failures in security and service disruption. Despite the precautions we take, we may be subject to computer viruses, worms or other malicious codes, unauthorized access attempts, and cyber- or phishing-attacks, which, if successful, could compromise our confidential information, including health information and identifiable personal information, disrupt our operations and subject us to additional liability, including governmental fines and penalties. Additionally, if our information technology systems fail to function properly or become unavailable for use, our operations could be materially affected. Any such security breach or service disruption in turn could materially adversely impact our business and financial results and harm our reputation.

Risks Related to Healthcare Regulation

Federal or state healthcare reform laws could adversely affect our operating results and financial condition.

In March 2010, President Obama signed into law the Health Care Reform Act. This culmination of a year-long legislative process will have a significant impact on the health care delivery system. Much of that impact, specifically as related to home health services and hospice services, continues to evolve.

The Health Care Reform Act, among other things, sets out a plan for a type of universal healthcare coverage. A number of states are also initiating significant reform of their health insurance markets. The Health Care Reform Act, along with possible changes at the state level, will affect both public programs and privately-financed health insurance arrangements. Both the federal law and the state proposals will increase the number of insured persons by expanding the eligibility levels for public programs and compelling individuals and employers to purchase health coverage. At the same time, these laws seek to reform the underwriting and marketing practices of health plans. These laws could further increase pricing pressure on existing commercial payers. As a result, commercial payers may likely seek to lower their rates of reimbursement for the services we provide.

The Health Care Reform Act mandates changes to home health and hospice benefits under Medicare. For home health, the Health Care Reform Act mandates creation of a value-based purchasing program, development of quality measures, a decrease in home health reimbursement beginning with federal year 2014 that will be phased-in over a four-year period, and a reduction in the outlier cap. In addition, the Health Care Reform Act requires the Secretary of Health and Human Services to test different models for delivery of care, some of which would involve home health services. It also requires the Secretary to establish a national pilot program for integrated care for patients with certain conditions, bundling payment for acute hospital care, physician services, outpatient hospital services (including emergency department services), and post-acute care services, which would include home health. The Health Care Reform Act further directs the Secretary to rebase payments for home health, which will result in a decrease in home health reimbursement beginning in 2014 that will be phased-in over a four-year period. The Secretary is also required to conduct a study to evaluate cost and quality of care among efficient home health agencies regarding access to care and treating Medicare beneficiaries with varying severity levels of illness, and provide a report to Congress no later than March 1, 2014. Beginning October 1, 2012, the annual market basket rate increase for hospice providers was reduced by a formula that caused payment rates to be lower than in the prior year.

Given continued evolution of the Health Care Reform Act, and taking into account proposed state reforms, we cannot predict how our business will be affected by the full implementation of these and future actions. The Health Care Reform Act, in connection with state initiatives, may increase our costs, decrease our revenues, expose us to expanded liability or require us to revise the ways in which we conduct our business, any of which could adversely affect our operating results and financial condition.

Legislative and regulatory actions resulting in changes in reimbursement rates or methods of payment from Medicare and Medicaid, or implementation of other measures to reduce reimbursement for our services, may have a material adverse effect on our revenues and operating margins. Reimbursement to us for our hospice services is subject to Medicare cap amounts, which are calculated by Medicare.

In 2012, 90 percent of Gentiva’s total net revenues were generated from Medicare, Medicaid and local government programs. The healthcare industry is experiencing a trend toward cost containment, as the government seeks to stabilize or reduce reimbursement and utilization rates.

In addition, the timing of payments made under these programs is subject to regulatory action and governmental budgetary constraints. For certain Medicaid programs, the time period between submission of claims and payment has increased. Further, within the statutory framework of the Medicare and Medicaid programs, there are a substantial number of areas subject to administrative rulings and interpretations that may further affect payments made under those programs. Additionally, the federal and state governments may in the future reduce the funds available under those programs or require more stringent utilization and quality reviews of providers. These pressures may be increased as a result of the Health Care Reform Act. Moreover, we cannot assure you that adjustments from regulatory actions or Medicare or Medicaid audits, including the payment of fines or penalties to the federal or state governments, will not have a material adverse effect on our liquidity or profitability.

Overall payments made by Medicare to us for hospice services are subject to cap amounts calculated by Medicare. Total Medicare payments to us for hospice services are compared to the cap amount for the hospice cap period, which runs from November 1 of one year through October 31 of the next year. CMS usually announces the cap amount in the month of July or August in the cap period and not at the beginning of the cap period. We must estimate the cap amount for the cap period before CMS announces the cap amount and are at risk if our estimate exceeds the later announced cap amount. CMS can also make retroactive adjustments to cap amounts announced for prior cap periods. Payments to us in excess of the cap amount must be returned by us to Medicare. In August 2013, CMS announced that the Medicare cap would be $26,158 per beneficiary for the 2013 cap year, which is November 1, 2012 through October 31, 2013. A second hospice cap amount limits the number of days of inpatient care to not more than 20 percent of total patient care days within the cap period.

As part of its review of the Medicare hospice benefit, MedPAC recommended to Congress in its “Report to Congress: Medicare Payment Policy—March 2009” (“2009 MedPAC Report”) that Congress direct the Secretary of Health and Human Services to change the Medicare payment system for hospice to:

•	have relatively higher payments per day at the beginning of a patient’s hospice care and relatively lower payments per day as the length of the duration of the hospice patient’s stay increases; and

•	include relatively higher payments for the costs associated with patient death at the end of the hospice patient’s stay.

In addition, the Health Care Reform Act includes several provisions that would adversely impact hospice providers, including a provision to reduce the annual market basket update for hospice providers by a productivity adjustment. We cannot predict at this time whether the recommendations included in the 2009 MedPAC Report will be enacted, whether any additional healthcare reform initiatives will be implemented, or whether the Health Care Reform Act or other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system will adversely affect our revenues. Further, due to budgetary concerns, several states have considered or are considering reducing or eliminating the Medicaid hospice benefit. Reductions or changes in Medicare or Medicaid funding could significantly reduce our net patient service revenue and our profitability.

In June 2013, CMS issued the proposed rule for 2014 home health prospective payment system rates, which included (i) a market basket increase of 2.4 percent, (ii) rebasing of Medicare reimbursement rates, proposing annual reductions of 3.5 percent for each of the next four years beginning January 2014, (iii) changes in the Wage Index with no overall impact and (iv) rebasing all case mix weights to 1.0 from an average case mix weight of 1.3517 in 2012. CMS has proposed that the case mix weight rebasing be offset by increasing the base episodic rate by a similar amount which will increase the base episodic rate for 2014 to $2,860 from the 2013 rate of $2,138. The rule also proposes changes in LUPAs and the removal of 170 diagnosis codes, among other changes. CMS predicts that, on average, home health agencies will experience an approximate 1.5 percent reduction in reimbursement for 2014. In August 2013, CMS released a final rule, effective for hospice services provided October 1, 2013 through September 30, 2014, which provides for a 1.0 percent increase for Medicare hospice rates, consisting of a 2.5 percent market basket increase, offset by a 0.8 percent budget neutrality adjustment factor and estimated wage index changes of 0.7 percent. In addition, on March 1, 2013, the automatic reductions in Federal spending, known as “sequestration,” were put in place, which mandated an additional 2 percent reduction in Medicare home health and hospice payments, beginning April 1, 2013. Reimbursement for community care services that we provide is through Medicaid and can vary state by state. Medicaid rates can be changed as well as can any minimum wage rates for personal care attendants providing such services. Reductions in amounts paid by government programs for our services or changes in methods or regulations governing payments could cause our net patient service revenue and profits to materially decline.

Approximately 20 percent of our hospice revenues are derived from patients who reside in nursing homes. Changes in the laws and regulations regarding payments for hospice services and “room and board” provided to our hospice patients residing in nursing homes could reduce our net patient service revenue and profitability.

For hospice patients receiving nursing home care under certain state Medicaid programs who elect hospice care under Medicare or Medicaid, the state must pay us, in addition to the applicable Medicare or Medicaid hospice per diem rate, an amount equal to at least 95 percent of the Medicaid per diem nursing home rate for “room and board” furnished to the patient by the nursing home. We contract with various nursing homes for the nursing homes’ provision of certain “room and board” services that the nursing homes would otherwise provide Medicaid nursing home patients. We bill and collect from the applicable state Medicaid program an amount equal to at least 95 percent of the amount that would otherwise have been paid directly to the nursing home under the state’s Medicaid plan. Under our standard nursing home contracts, we pay the nursing home for these “room and board” services at 100 percent of the Medicaid per diem nursing home rate.

Government studies conducted in the last several years have suggested that the reimbursement levels for hospice patients living in nursing homes may be excessive. In particular, the federal government has expressed concern that hospice programs may provide fewer services to patients residing in nursing homes than to patients living in other settings due to the presence of the nursing home’s own staff to address problems that might otherwise be handled by hospice personnel. Because hospice programs are paid a fixed per diem amount, regardless of the volume or duration of services provided, the government is concerned that hospice programs may be increasing their profitability by shifting the cost of certain patient care services to nursing homes.

The reduction or elimination of Medicare payments for hospice patients residing in nursing homes would significantly reduce our net patient service revenue and profitability. In addition, changes in the way nursing homes are reimbursed for “room and board” services provided to hospice patients residing in nursing homes could affect our ability to obtain referrals from nursing homes. A reduction in referrals from nursing homes would adversely affect our net patient service revenue and profitability.

We conduct business in a heavily regulated industry, and changes in regulations and violations of regulations may result in increased costs or sanctions.

Our business is subject to extensive federal, state and, in some cases, local regulation. Compliance with these regulatory requirements, as interpreted and amended from time to time, can increase operating costs or reduce revenue and thereby adversely affect the financial viability of our business. Because these laws are amended from time to time and are subject to interpretation, we cannot predict when and to what extent liability may arise. Failure to comply with current or future regulatory requirements could also result in the imposition of various remedies, including fines, the revocation of licenses or decertification. Unanticipated increases in operating costs or reductions in revenue could adversely affect our liquidity.

If we fail to comply with the terms of our Corporate Integrity Agreement, it could subject us to substantial monetary penalties or suspension or termination from participation in the Medicare and Medicaid programs.

We entered into a five-year Corporate Integrity Agreement (“CIA”) with the Office of Inspector General of the United States Department of Health and Human Services (“OIG”), which became effective on February 15, 2012, concurrent with the execution of a settlement agreement with the United States, acting through the United States Department of Justice and on behalf of the OIG. The CIA imposes certain auditing, self-reporting and training requirements with which we must comply. If we fail to comply with the terms of its CIA, it could subject us to substantial monetary penalties and/or suspension or termination from participation in the Medicare and Medicaid programs. The imposition of monetary penalties would adversely affect our profitability. For example, in connection with the auditing imposed by the CIA, we have recognized negative adjustments to our revenues due to repayments. A suspension or termination of participation in the Medicare and Medicaid programs would have a material adverse affect on our profitability and financial condition.

If any of our home health or hospice programs fail to comply with the Medicare conditions of participation, that program could be terminated from the Medicare program, thereby adversely affecting our net patient service revenue and profitability.

Each of our home health or hospice programs must comply with the extensive conditions of participation of the Medicare benefit. If any of our home health or hospice programs fails to meet any of the Medicare conditions of participation, that program may receive a notice of deficiency from the applicable state surveyor. If that home health or hospice program then fails to institute a plan of correction and correct the deficiency within the correction period provided by the state surveyor, that program could be terminated from receiving Medicare payments. For example, under the Medicare hospice program, each of our hospice programs must demonstrate that volunteers provide administrative and direct patient care services in an amount equal to at least 5 percent of the total patient care hours provided by its employees and contract staff at the hospice program. If we are unable to attract a sufficient number of volunteers at one of our hospice programs to meet this requirement, that program could be terminated from the Medicare benefit if the program fails to address the deficiency within the applicable correction period. Any termination of one or more of our home health or hospice programs from the Medicare program for failure to satisfy the conditions of participation could adversely affect our patient service revenue and profitability and financial condition. We believe that we are in compliance with the conditions of participation; however, we cannot predict how surveyors will interpret all aspects of the Medicare conditions of participation.

We are subject to certain ongoing investigations, and we are subject to periodic audits and requests for information by the Medicare and Medicaid programs or government agencies, which have various rights and remedies against us if they assert that we have overcharged the programs or failed to comply with program requirements.

The operations of our home health business and hospice business are subject to federal and state laws prohibiting fraud by healthcare providers, including laws containing criminal provisions, which prohibit filing false claims or making false statements in order to receive payment or obtain certification under Medicare and Medicaid programs, or failing to refund overpayments or improper payments. Violation of these criminal provisions is a felony punishable by imprisonment and/or fines. We may also be subject to fines and treble damage claims if we violate the civil provisions that prohibit knowingly filing a false claim or knowingly using false statements to obtain payment. State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act of 1996, the Balanced Budget Act of 1997 and the Health Care Reform Act expanded the penalties for healthcare fraud, including broader provisions for the exclusion of providers from Medicare and Medicaid programs and other federal and state health care programs.

Additionally, the Health Care Reform Act requires providers, such as home health agencies and hospice providers, to notify the Secretary of Health and Human Services, fiscal intermediary, contractor or other appropriate person of any overpayment and the reason for the overpayment, and to return the overpayment, within the later of 60 days from the time the overpayment is identified or the due date of the provider’s cost report. Failure to comply may result in prosecution under the false claims act and exclusion from participation in Medicare, Medicaid and other federal and state health care programs.

CMS has contracted with various Third Party Administrators (“TPAs”) including Recovery Audit Contractors (“RACs”), Zone Program Integrity Contractors (“ZPICs”) and others to perform post-payment reviews of health care providers. For example, in January 2010, CMS announced that it has approved two issues for the RACs to begin reviewing with respect to hospice providers. These initial hospice reviews focus on durable medical equipment services and other Medicare Part A and B services provided to hospice patients that are related to a patient’s terminal prognosis and the financial obligation of the hospice provider to determine whether the hospice provider arranged for and paid for the services as required. Various states have also begun to engage TPAs to conduct post-payment reviews of Medicaid claims data. We expect in the future that CMS and the states will likely expand the scope of the reviews conducted by the TPAs. We cannot predict whether reviews by TPAs of our home health and hospice programs’ reimbursement claims will result in material recoupments, which could have a material adverse effect on our financial condition and results of operations.

Although we believe we have established policies and procedures that are sufficient to help ensure that we will operate in substantial compliance with anti-fraud and abuse requirements, in the future, different interpretations or enforcement of laws, rules and regulations governing the healthcare industry could subject our current business practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services and capital expenditure programs, increase our operating expenses and distract our management. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program payments, suffer civil and criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to an investigation or other enforcement action under these laws or regulations.

We are also subject to federal and state laws that govern financial and other arrangements among healthcare providers.

Federal law prohibits the knowing and willful offer, payment, solicitation or receipt, directly or indirectly, of remuneration to induce, arrange for, or in return for, the referral of federal health care program beneficiaries for items or services paid for by a federal health care program. State laws also prohibit such payments for Medicaid beneficiaries and some states have expanded anti-kickback statutes. The federal law known as the “Stark Law” prohibits certain financial arrangements with physicians. State laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to encourage the referral of patients to a particular provider for medical products and services. Furthermore, some states have enacted laws similar to the Stark Law, which restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs, civil and criminal penalties, and exclusion from participation in Medicare, Medicaid and other federal and state health care programs.

We face additional federal requirements (and their additional costs) that mandate major changes in the transmission and retention of health information and in notification requirements for any health information security breaches.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) was enacted to ensure that employees can retain and at times transfer their health insurance when they change jobs and to simplify healthcare administrative processes. The enactment of HIPAA also expanded protection of the privacy and security of personal medical data and required the adoption of standards for the exchange of electronic health information. Among the standards that the Secretary of the Department of Health and Human Services (“HHS”) has adopted pursuant to HIPAA are standards for electronic transactions and code sets, unique identifiers for providers, employers, health plans and individuals, security and electronic signatures, privacy and enforcement. Although HIPAA was intended to ultimately reduce administrative expenses and burdens faced within the healthcare industry, we believe that implementation of this law has resulted in additional costs. Failure to comply with HIPAA could result in fines and penalties that could have a material adverse effect on us.

The Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), enacted as part of the American Recovery and Reinvestment Act of 2009, effective February 22, 2010, sets forth health information security breach notification requirements and increased penalties for violation of HIPAA. The HITECH Act requires patient notification for all breaches, media notification of breaches of over 500 patients and at least annual reporting of all breaches to the Secretary of HHS. Penalties under the HITECH Act range from $100 per violation and an annual maximum of $25,000 for the first tier of sanctions to a fourth-tier sanction minimum of $50,000 per violation and an annual maximum of $1.5 million for the identical violation. Failure to comply with HIPAA could result in fines and penalties that could have a material adverse effect on us.

Risks Related to Our Common Stock

The market price of our common stock may be volatile and experience substantial fluctuations, and an investor could lose all or part of his or her investment.

Our common stock is traded on The NASDAQ Global Select Market, and the market price for our common stock has been volatile. For example, during the period January 1, 2013 through October 31, 2013, the market price for a share of our common stock ranged from a low of $8.47 to a high of $13.85, and during 2012 the market price for a share of our common stock ranged from a low of $5.13 to a high of $12.85. The market price of our common stock may continue to fluctuate substantially based on a number of factors, including, but not limited to:

•	our operating and financial performance;

•	changes, or proposed changes, in government reimbursement rates and regulations;

•	stock market conditions generally and specifically as they relate to the home health and hospice services industry;

•	developments in litigation and government investigations;

•	changes in financial estimates and recommendations by securities analysts who follow our stock;

•	economic and political uncertainties in the marketplace generally; and

•	future issuances of common stock or other securities.

We do not expect to pay dividends on our common stock in the foreseeable future, and investors will be able to receive cash in respect of their shares of our common stock only upon the sale of the shares.

Except for a special cash dividend paid in 2002, we have never paid any cash dividends on our common stock, and we have no intention in the foreseeable future to pay any cash dividends on our common stock. Future payments of dividends, if any, and the amount of the dividends will be determined by our Board of Directors from time to time based on our results of operations, financial condition, cash requirements, future prospects and other factors our Board of Directors deems relevant. Additionally, our Credit Agreement and the indenture governing our senior notes contain restrictions on our ability to declare and pay dividends. See “—Risks Related to Our Indebtedness—Our debt agreements contain restrictions that will limit our flexibility in operating our business.” Therefore, an investor in our common stock would be able to obtain an economic benefit from purchasing our common stock only if the trading price of the shares increases after such purchase and the investor sells the shares at the increased price.

Provisions in our organizational documents, Delaware law and our debt agreements could delay or prevent a change in control of Gentiva, which could adversely affect the price of our common stock.

Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and anti-takeover provisions of the General Corporation Law of the State of Delaware could discourage, delay or prevent an unsolicited change in control in Gentiva, which could adversely affect the price of our common stock. These provisions may also have the effect of making it more difficult for third parties to replace our current management without the consent of the Board of Directors. Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws that could delay or prevent an unsolicited change in control include:

•	the ability of our Board of Directors to issue up to 25,000,000 shares of preferred stock and to determine the terms, rights and preferences of the preferred stock without stockholder approval; and

•	the prohibition on the right of stockholders to call meetings or act by written consent and limitations on the right of stockholders to present proposals or make nominations at stockholder meetings.

Delaware law also imposes restrictions on mergers and other business combinations between us and any holder of 15 percent or more of our outstanding common stock. In addition, our Credit Agreement and the indenture governing our senior notes contain various covenants that limit our ability, among other things, to consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets. See “—Risks Related to Our Indebtedness—Our debt agreements contain restrictions that will limit our flexibility in operating our business.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges on an historical basis for the five fiscal years in the period ended December 31, 2012 and for the nine months ended September 30, 2013. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding.

	Fiscal Year Ended					Nine Months Ended
	December 28, 2008	January 3, 2010	December 31, 2010	December 31, 2011	December 31, 2012	September 30, 2013
	(52 weeks)	(53 weeks)	(53 weeks)

Ratio of earnings to fixed charges	7.3x	6.8x	2.7x	—	1.4x	—

The ratio of earnings to fixed charges has been computed on a consolidated basis. Earnings represent the sum of (i) income from continuing operations before income taxes and equity in net earnings (loss) of affiliate and (ii) fixed charges, minus capitalized interest and income attributable to noncontrolling interests. Fixed charges represent the sum of (i) interest expense, which includes amortization of debt issuance costs, (ii) capitalized interest and (iii) the portion of rent expense estimated to represent an appropriate interest factor. For the fiscal year ended December 31, 2011 and the nine months ended September 30, 2013, no ratio of earnings to fixed charges is presented as the earnings for those periods were not sufficient to cover fixed charges. The deficit to cover fixed charges for the fiscal year ended December 31, 2011 was $603.0 million and for the nine months ended September 30, 2013 was $194.7 million.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, subject to the limitations and requirements of our Credit Agreement and the indenture governing our senior notes, we anticipate using the net proceeds from the sale of these securities for general corporate purposes, including general and administrative expenses, strategic acquisitions, the repayment of debt, capital expenditures and working capital requirements. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities.

DESCRIPTION OF CAPITAL STOCK

General

This prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws. When we offer to sell a particular series of capital stock, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of capital stock, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Under our Amended and Restated Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 125,000,000, consisting of 25,000,000 shares of preferred stock, par value $0.01 per share, and 100,000,000 shares of common stock, par value $0.10 per share. As of October 31, 2013, there were 36,204,960 shares of common stock outstanding held of record by approximately 3,700 holders and no shares of preferred stock outstanding.

Common Stock

Subject to all classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock are entitled to receive such dividends, if any, as may from time to time be declared by our Board of Directors out of funds legally available therefor. Pursuant to our Amended and Restated Certificate of Incorporation, holders of common stock are entitled to one vote for each share upon all matters and proposals presented to the stockholders on which the holders of common stock are entitled to vote. Except as otherwise provided by law or by a preferred stock designation, the holders of common stock shall have the exclusive right to vote for the election of directors and on all other matters or proposals presented to the stockholders; provided, however, that the holders of shares of common stock shall not be entitled to vote on any amendment of our Amended and Restated Certificate of Incorporation (including any amendment of any provision of a preferred stock designation) that relates solely to the powers, privileges, preferences or rights pertaining to one or more outstanding series of preferred stock, or the number of shares of any such series, and does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock, if the holders of any of such series of preferred stock are entitled, separately or together with the holders of any other series of preferred stock, to vote thereon pursuant to our Amended and Restated Certificate of Incorporation (including any preferred stock designation) or pursuant to the General Corporation Law of the State of Delaware, unless a vote of holders of shares of common stock is otherwise required by any provision of the preferred stock designation for any such series or any other provision of the Amended and Restated Certificate of Incorporation of Gentiva fixing the powers, privileges, powers and rights of any such series or the qualifications, limitations or restrictions thereon or is otherwise required by law. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. Subject to all classes of stock at the time outstanding having prior rights as to liquidation, upon the liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share equally and ratably in our assets. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock which we may issue in the future.

Transfer Agent and Registrar

Computershare Trust Company, N.A. has been appointed as the transfer agent and registrar for our common stock.

Preferred Stock

Our Board of Directors may issue up to 25,000,000 shares of preferred stock in one or more series and, subject to the provisions of the General Corporation Law of the State of Delaware, may fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof and the number of shares constituting any series and the designation thereof. In addition, our Board of Directors may increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

Our Board of Directors has the power to issue our preferred stock with voting and conversion rights that could negatively affect the voting or other rights of our common stockholders, and our Board of Directors could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change in control of our company.

If we offer any series of preferred stock, the applicable prospectus supplement(s) will describe the following terms of the series of preferred stock:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for dividends;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange or market;

•

the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock or another series of our preferred stock, including the conversion price (or its manner of calculation) and conversion period;

•	the terms and conditions, if applicable, upon which preferred stock will be exchangeable into our debt securities, including the exchange price (or its manner of calculation) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.

Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Gentiva, rank:

•

senior to all classes or series of our common stock, and to all equity securities issued by us the terms of which specifically provide that such equity securities rank junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of Gentiva;

•

on a parity with all equity securities issued by us that do not rank senior or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of Gentiva; and

•

junior to all equity securities issued by us the terms of which do not specifically provide that such equity securities rank on a parity with or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of Gentiva (including any entity with which we may be merged or consolidated or to which all or substantially all of our assets may be transferred or which transfers all or substantially all of our assets).

As used for these purposes, the term “equity securities” does not include convertible debt securities.

ANTI-TAKEOVER EFFECTS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW

Delaware Law

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

•	prior to this time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

•

at or subsequent to such time, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving Gentiva and the interested stockholder;

•

any transaction with the interested stockholder involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Gentiva having a market value of 10% or more of either the consolidated assets of Gentiva or the market value of all of Gentiva’s outstanding stock (whether in one transaction or in a series of transactions);

•	any transaction that results in the issuance or transfer by Gentiva of any stock of Gentiva to the interested stockholder, subject to limited exceptions;

•	any transaction involving Gentiva that has the effect of increasing the proportionate share of the stock of any class or series of Gentiva beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through Gentiva.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Amended and Restated Certificate of Incorporation and By-Law Provisions

Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or our management. First, our Board of Directors can issue up to 25,000,000 shares of preferred stock, with any rights or preferences. Second, our Amended and Restated By-laws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing. Our Amended and Restated By-Laws also specify requirements as to the form and content of a stockholder’s notice. Our Amended and Restated By-Laws further provide that a meeting of stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors by resolution. These provisions may delay or preclude stockholders from calling a meeting of the stockholders, bringing matters before a meeting of stockholders or making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in management. Third, our Amended and Restated Certificate of Incorporation provides that our Board of Directors may fix the number of directors by adopting a bylaw amendment. Fourth, our Amended and Restated Certificate of Incorporation does not provide for cumulative voting for directors. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our stock to elect any directors to our board. Fifth, our Amended and Restated By-Laws prohibit stockholder actions to be made by written consent.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued under a base indenture, dated as of September 25, 2007, between us and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as trustee (the “Trustee”).

The following description is a summary of the material provisions of the indenture but does not restate the indenture in its entirety and is qualified in its entirety by reference to the complete text of the indenture. For additional information, you should read the indenture that is filed as an exhibit to the registration statement of which this prospectus forms a part. In this description of the debt securities, the words “Gentiva,” “we,” “us” or “our” refer only to Gentiva and not to any subsidiary.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement. We will also indicate in the prospectus supplement whether the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular series of debt securities, you should carefully read both this prospectus and the applicable prospectus supplement. Our Credit Agreement and the indenture governing our senior notes limit our ability to issue debt securities, and any debt securities that we issue must comply with those instruments. See “Description of Our Senior Secured Credit Agreement,” “Description of Our Senior Notes” and “Risk Factors — Risks Related to Our Indebtedness — Our debt agreements contain restrictions that will limit our flexibility in operating our business.”

You should refer to the applicable supplement to this prospectus relating to a particular series of debt securities for the specific terms of the debt securities, including, but not limited to:

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date the principal and premium, if any, will be payable;

•	the interest rate or rates, if any, the date interest will accrue, the interest payment dates and the regular record dates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•

if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount that will be deemed to be the principal amount;

•	any defeasance provisions if different from those described below under “Satisfaction and Discharge; Defeasance”;

•	any conversion or exchange provisions;

•	any obligation to redeem or purchase the debt securities pursuant to a sinking fund;

•	whether the debt securities will be issuable in the form of a global security;

•	any ranking or subordination provisions;

•	the name and office of any trustee other than that signing the indenture;

•	any guarantees of the debt securities or the provision of collateral security with respect to such debt securities; and

•	any deletions of, or changes or additions to, the events of default or covenants; and any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement:

•	the debt securities will be registered debt securities; and

•	registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.

Guarantees

Debt securities may be issued and unconditionally and irrevocably guaranteed by us or certain of our subsidiaries that are listed as guarantors in the applicable supplement to this prospectus. Any guarantee would cover the timely payment of the principal of, and any premium, make-whole amount, interest or sinking fund payments on, the debt securities, whether we make the payment at a maturity date, as a result of acceleration or redemption or otherwise. We will more fully describe the existence and terms of any guarantee of any of our debt securities by us or our subsidiaries in the prospectus supplement relating to those debt securities.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

We will not be required to exchange or register a transfer of (a) any debt securities of any series for the period of 15 days next preceding the selection of debt securities of that series to be redeemed and thereafter until the date of the mailing of a notice of redemption of debt securities of that series selected for redemption, or (b) any debt securities selected, called or being called for redemption in whole or in part except, in the case of any debt security to be redeemed in part, the portion thereof not so to be redeemed.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Redemption of Debt Securities

The debt securities may be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement. Subject to such terms, we may opt at any time to partially or entirely redeem the debt securities.

If notice of redemption has been given as provided by the indenture (and any condition to such redemption has been satisfied), the debt securities or portions of debt securities of the series with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice at the applicable redemption price, together with any interest accrued to the date fixed for redemption, and on and after said date (unless we default in the payment of such debt securities or portions of such debt securities, together with any interest accrued to said date) any interest on the debt securities of such series or portions of debt securities of such series so called for redemption shall cease to accrue. On presentation and surrender of such debt securities at a place of payment in said notice specified, such debt securities or the specified portions thereof will be paid and redeemed by us at the applicable redemption price, together with any interest accrued thereon to the date fixed for redemption; provided, however, that any regularly scheduled installment of interest becoming due on or prior to the date fixed for redemption shall be payable to holders of such debt securities registered as such on the relevant record date according to their terms.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary, nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee thereof unless:

•

the depositary: (i) has notified us that it is unwilling or unable to continue its services as depositary for such global security and no successor depositary has been appointed within 90 days after such notice; or (ii) ceases to be a “clearing agency” registered under Section 17A of the Exchange Act when the depositary is required to be so registered and so notifies us, and no successor depositary has been appointed within 90 days after such notice;

•

we determine at any time that the debt securities shall no longer be represented by global securities and we inform the depositary of such determination and participants in such depositary elect to withdraw their beneficial interests in the debt securities from such depositary, following notification by the depositary of their right to do so; or

•

such exchange is made upon request by or on behalf of the depositary in accordance with customary procedures, following the request of a beneficial owner seeking to exercise or enforce its rights under the debt securities.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the prospectus supplement, we may not consolidate with or merge into any other person in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor, if any, is a U.S. corporation or limited liability company;

•	the successor assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Certain Covenants

Reports

We will file with the trustee, within 15 days after we are required to file same with the SEC, copies of our annual reports and the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act of 1939, as amended (the “TIA”).

Additional Covenants

Any additional covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

(1) failure to pay principal of, or any premium on, any debt security of that series when due;

(2) failure to pay any interest on any debt security of that series for 30 days after such payment is due;

(3) failure to deposit any sinking fund payment within 30 days after such payment is due;

(4) failure to perform any other covenant in the indenture continuously for 60 days after being given written notice as required by the indenture;

(5) our bankruptcy, insolvency or reorganization; and

(6) any other event of default specified in the prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may by notice in writing to Gentiva declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal or other specified amount, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

(1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium, if any, or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification and Waiver

Except as provided in the next two succeeding paragraphs, Gentiva and the trustee may make modifications and amendments to the indenture (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding securities) and may waive any existing default or event of default (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding securities) with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of principal of, or any installment of principal of or interest on, any debt security;

•

reduce the rate of or extend the time of payment of interest, if any, on any debt security or alter the manner of calculation of interest payable on any debt security (except as part of any remarketing of the debt securities of any series, or any interest rate reset with respect thereto in each case in accordance with the terms thereof);

•	reduce the principal amount or premium, if any, on any debt security;

•	make the principal amount or premium, if any, or interest, if any, on any debt security payable in any coin or currency other than that provided in such debt security;

•

reduce the percentage in principal amount of debt securities of any series the holders of which are required to consent to any such supplemental indenture or any waiver of any past default or event of default;

•	change any place of payment where the debt securities of any series or interest thereon is payable;

•

impair the right of any holder of a debt security to institute suit for any payment thereon, reduce the amount of the principal of an original issue discount debt security that would be due and payable upon an acceleration of the maturity thereof, adversely affect the right of repayment, if any, at the option of the holder or extend the time or reduce the amount of any payment to any sinking fund or analogous obligation relating to any debt security; or

•

modify any of the foregoing (except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security so affected).

Notwithstanding the preceding, without the consent of any holder of outstanding securities, we and the trustee may amend or supplement the indenture:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated securities in addition to, or in place of, certificated securities;

•	to provide for the assumption of our obligations to holders of any debt security in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to make any change that would provide any additional rights or benefits to the holders of securities or that does not adversely affect the legal rights under the indenture of any such holders;

•	to effect or maintain the qualification of an indenture under the TIA;

•

to conform the text of the indenture to any provision of the “Description of Debt Securities” to the extent that such provision in the “Description of Debt Securities” will not adversely affect the interests of the holders;

•	to provide for the forms or terms of debt securities in accordance with the limitations set forth in the indenture;

•	to add additional events of default;

•

to provide for the issuance of debt securities in coupon form and to provide for the exchangeability of those debt securities with securities of the same series in fully registered form, making all appropriate changes as necessary;

•

to provide that bearer debt securities may be registrable as to principal, to change or eliminate any restrictions on payment of principal or premium on registered debt securities or on principal, premium or interest on bearer debt securities, or to allow for the exchange of registered debt securities for bearer debt securities, subject to certain limitations;

•	to provide for the appointment of a successor or separate trustee;

•	to add guarantees or to securities any series of debt securities; or

•	to amend or eliminate any provision of the indenture to the extent that no debt security then outstanding is entitled to the benefit of that provision.

The consent of holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

The indenture contains a provision that permits us to elect:

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and/or

•	to be released from our obligations under most covenants contained in the indenture and from the consequences of an event of default resulting from a breach of such covenants.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and any premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Conversion and Exchange Rights

The terms on which debt securities of any series may be convertible into or exchangeable for our common stock, preferred stock or other securities or property will be described in the applicable prospectus supplement. These terms will include:

•	the conversion or exchange price, or the manner of calculating the price;

•	the exchange or conversion period;

•	whether the conversion or exchange is mandatory, or voluntary at the option of the holder or at our option;

•	any restrictions on conversion or exchange in the event of redemption of the debt securities and any restrictions on conversion or exchange; and

•	the means of calculating the number of shares of our common stock, preferred stock or other securities or property of us to be received by the holders of debt securities.

The conversion or exchange price of any debt securities of any series that are convertible into our common stock or preferred stock may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as set forth in the applicable prospectus supplement.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indenture, any supplemental indenture and the debt securities will be governed by, and construed under, the laws of the State of New York.

Regarding the Trustee

The indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

DESCRIPTION OF WARRANTS

The following summary describes generally the terms of warrants that we may offer from time to time in one or more series. The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants. The following description of the warrants and any description of the warrants in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, the underlying warrant agreement, which we will file with the SEC at or prior to the time of the sale of the warrants. You should refer to, and read this summary together with, the warrant agreement and the applicable prospectus supplement to review the terms of a particular series of warrants. You can obtain copies of any form of warrant agreement or other agreement pursuant to which the warrants are issued by following the directions described under the caption “Where You Can Find More Information.”

We may issue warrants for the purchase of debt securities, common stock or preferred stock. We may issue warrants independently or together with any other securities offered by any prospectus supplement, and warrants may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of debt securities, preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the price at which each share of debt securities, preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the respective underlying securities purchasable upon exercise of the warrants.

DESCRIPTION OF OUR SENIOR SECURED CREDIT AGREEMENT

In this description of our Credit Agreement, the words “Gentiva,” “we,” “us” or “our” refer only to Gentiva and not to any subsidiary.

On October 18, 2013 (the “Closing Date”), Gentiva entered into a new Senior Secured Credit Agreement (the “Credit Agreement”) by and among Gentiva, Barclays Bank PLC, as Administrative Agent (the “Administrative Agent”), Swing Line Lender and L/C Issuer, the other lenders party thereto (collectively, the “Lenders”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, and Bank of Montreal, General Electric Capital Corporation, Morgan Stanley Senior Funding, Inc. and SunTrust Bank, as Co-Documentation Agents, which provides for a $670 million term loan B facility (“Term Loan B”), a $155 million term loan C facility (“Term Loan C” and, together with Term Loan B, the “Term Loans”) and a $100 million revolving credit facility, including an $80 million sublimit for the issuance of standby letters of credit and a $15 million sublimit for swingline loans (the “Revolving Facility”), each of which is guaranteed jointly and severally by substantially all of Gentiva’s wholly owned domestic subsidiaries, including Harden and its subsidiaries (collectively, the “Guarantors”), and is secured by a first-priority security interest in substantially all of Gentiva’s and the Guarantors’ existing and future assets.

Interest Rate and Fees

Borrowings under the Revolving Facility and the Term Loans bear interest at a rate equal to an “Applicable Rate” plus, at Gentiva’s option, either (a) a base rate (the “Base Rate” and loans based on such rate, “Base Rate Loans”) determined by reference to the highest of (1) the rate of interest in effect as publicly announced from time to time by the Administrative Agent as its “prime rate”, (2) the federal funds rate plus 0.50% and (3) a LIBOR rate determined by reference to the costs of funds for deposits in U.S. dollars for the interest period relevant to such borrowing adjusted for certain additional costs, plus 1.00%, or (b) a LIBOR rate determined by reference to the costs of funds for deposits in U.S. dollars for the interest period relevant to such borrowing adjusted for certain additional costs (the “Eurodollar Rate” and loans based on such rate, “Eurodollar Rate Loans”).

The “Applicable Rate” means (a) in respect of Term Loan B, 4.25% per annum for Base Rate Loans and 5.25% per annum for Eurodollar Rate Loans, (b) in respect of Term Loan C, 3.50% per annum for Base Rate Loans and 4.50% for Eurodollar Rate Loans and (c) in respect of the Revolving Facility, 3.50% per annum for Base Rate Loans and 4.50% per annum for Eurodollar Rate Loans, except that the Applicable Rate in respect of the Revolving Facility will be 3.25% per annum for Base Rate Loans and 4.25% per annum for Eurodollar Rate Loans if Gentiva’s consolidated leverage ratio is less than 4.00 to 1.00. In no event will the Base Rate or the Eurodollar Rate applicable to the Term Loans be less than 2.25% or 1.25% per annum, respectively.

Gentiva is required to pay a commitment fee to the Lenders under the Revolving Facility in respect of the unutilized commitments thereunder calculated at the rate of 0.50% per annum, which fee will decrease to 0.375% for any fiscal quarter for which Gentiva’s consolidated leverage ratio is less than or equal to 4:00 to 1:00 as of the end of such fiscal quarter. Gentiva must also pay customary letter of credit fees.

Maturity

Both Term Loan C and the Revolving Facility mature five years after the Closing Date. Term Loan B matures six years after the Closing Date. If Gentiva’s 11.5% Senior Notes due September 1, 2018 (or any replacement thereof) remain outstanding on the date that is six-months prior to September 1, 2018 (the “Acceleration Date”), and such notes (or any replacement thereof) would mature on or prior to the date that is 180 days after the maturity date of the Term Loan B, then the maturity date with respect to the Term Loans and the Revolving Facility will automatically accelerate and become due on the Acceleration Date.

Scheduled Amortization

Term Loan B is subject to annual amortization in an aggregate principal amount equal to 1.00% of the initial aggregate term advances thereunder, payable in equal quarterly installments commencing on the last day of the first full fiscal quarter ended after the Closing Date.

Term Loan C is subject to increasing annual amortization of the aggregate principal amount of the initial Term Loan C advances, which is payable in equal quarterly installments, commencing March 31, 2014. The balance of Term Loan C will be due and payable at maturity.

Prepayments

Gentiva may voluntarily repay the Term Loans or outstanding loans under the Revolving Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans. If the Term Loans are repriced or refinanced at a lower interest rate at any time during the one-year period immediately following the Closing Date, Gentiva will be required to pay a premium equal to 1% based on the amount of Term Loans refinanced or in the case of a repricing amendment, the amount of applicable repriced Term Loans then outstanding.

Prepayments are required in connection with (i) certain asset sales, (ii) certain extraordinary receipts such as certain insurance proceeds, (iii) cash proceeds from the issuance of certain debt, and (iv) 50% of “Excess Cash Flow” (as defined in the Credit Agreement) with two step-downs based on leverage.

Guarantees and Security

On the Closing Date, the Guarantors entered into a Guaranty Agreement (the “Guaranty Agreement”) with the Administrative Agent, pursuant to which the Guarantors have agreed, jointly and severally, to guarantee all obligations of Gentiva under the Credit Agreement. Additionally, Gentiva and the Guarantors entered into a Security Agreement (the “Security Agreement”) with the Administrative Agent, pursuant to which Gentiva and the Guarantors have granted to the Administrative Agent, for the ratable benefit of the Lenders, a first-priority security interest in substantially all of their present and future real, personal and intangible assets, including the pledge of 100% of all outstanding capital stock of substantially all of Gentiva’s domestic subsidiaries, to secure full payment of all obligations of Gentiva under the Credit Agreement.

Certain Covenants and Events of Default

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, Gentiva’s ability and the ability of its subsidiaries to:

•	incur additional indebtedness or issue certain preferred stock;

•	create liens;

•	enter into sale-leaseback transactions;

•	engage in mergers or consolidations with or into other companies;

•	sell assets;

•	pay dividends and distributions or repurchase its capital stock;

•	make investments, loans or advances;

•	make certain acquisitions;

•	engage in transactions with affiliates;

•	amend material agreements (including its organizational documents and those of its subsidiaries);

•	repay certain indebtedness;

•	change the nature of its business;

•	change its accounting policies and practices; and

•	grant negative pledges.

In addition, the Credit Agreement requires that Gentiva adhere to certain financial covenants and maintain a maximum total leverage ratio. The Credit Agreement also contains customary affirmative covenants and events of default.

Use of Proceeds and Termination of Original Facility

Gentiva used a combination of cash on hand and the proceeds from the Term Loans and a portion of the Revolving Facility to pay the Cash Consideration, repay certain of Harden’s outstanding debt and repay all amounts outstanding under Gentiva’s existing credit facility with Bank of America, dated as of August 17, 2010 (as amended, the “Original Facility”). On the Closing Date, Gentiva terminated the Original Facility, together with all other agreements and instruments ancillary thereto. The material terms of the Original Facility are described in Gentiva’s Annual Report on Form 10-K for the year ended December 31, 2012 under “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources, and such description is incorporated herein by reference.

The foregoing description of the Credit Agreement, the Guaranty Agreement and the Security Agreement is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, the Guaranty Agreement and the Security Agreement, which have been filed with the SEC and which are incorporated herein by reference.

DESCRIPTION OF OUR SENIOR NOTES

In this description of our senior notes, the words “Gentiva,” “we,” “us” or “our” refer only to Gentiva and not to any subsidiary.

On August 17, 2010, in connection with our acquisition of Odyssey HealthCare, Inc. (“Odyssey”), we issued and sold in a private placement transaction $325 million aggregate principal amount of the senior notes, which are guaranteed by the Guarantors. The senior notes are our general unsecured senior obligations and rank equal in right of payment with all of our existing and future unsubordinated indebtedness. The senior notes are senior in right of payment to any of our existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the senior notes. The senior notes are effectively subordinated to our secured indebtedness, including all indebtedness outstanding under the Credit Agreement.

We issued the senior notes pursuant to an indenture which, subject to customary exceptions, limits our ability and the ability of our subsidiaries to, among other things:

•	make restricted payments;

•	incur additional debt and issue preferred or disqualified stock;

•	create liens;

•	create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions;

•	engage in sale-leaseback transactions;

•	engage in mergers or consolidations or transfer all or substantially all of our assets;

•	make certain dispositions and transfers of assets; and

•	enter into transactions with affiliates.

The indenture also provides for customary events of default, subject in certain cases to grace and cure periods. Generally, if an event of default occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the senior notes then outstanding may declare principal of, premium, if any, and accrued interest on all the senior notes immediately due and payable.

In the event of a change of control, we must offer to purchase all senior notes then outstanding at a price equal to 101% of their principal amount, plus accrued interest, if any, to the date of repurchase. Additionally, if we or a Guarantor sell assets, all or a portion of the net proceeds of which are not reinvested in accordance with the terms of the indenture or are not used to repay certain debt, we will be required, if such net proceeds exceed $25 million in aggregate, to offer to purchase an aggregate principal amount of the outstanding notes, in an amount equal to such remaining net proceeds, at a purchase price equal to 100% of the principal amount, plus accrued interest and additional interest, if any, to the payment date.

On August 17, 2010, we and the Guarantors entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which we and the Guarantors agreed, for the benefit of the holders of the senior notes, to use commercially reasonable efforts to file with the SEC and cause to become effective a registration statement (the “Exchange Offer Registration Statement”) with respect to a registered offer to exchange the senior notes for a new issue of our senior notes (the “Exchange Notes”), guaranteed by the Guarantors, with terms identical to the senior notes, except that the Exchange Notes, including the guarantees thereof by the Guarantors, will not bear legends restricting transfer and will not contain terms providing for the payment of additional interest. In addition, we agreed to file, in certain circumstances, a shelf registration statement covering resales of the senior notes. On October 27, 2010, we and the Guarantors filed the Exchange Offer Registration Statement with the SEC.

We will be required to comply with the applicable limitations and requirements of the indenture and senior notes in connection with any issuance and sale of securities, including the issuance and sale of securities being offered by this prospectus and any supplement thereto. The foregoing description of the Registration Rights Agreement and the indenture governing the senior notes, including the form of senior notes, is only a summary and is qualified in its entirety by reference to the full text of such documents, which have been filed with the SEC and which are incorporated herein by reference.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

The securities being offered under this prospectus may or may not be listed on a national securities exchange. The securities being offered under this prospectus, other than our common stock, will be new issues of securities with no established trading market unless otherwise specified in the applicable prospectus supplement. It has not presently been established whether the underwriters, if any, as identified in a prospectus supplement, will make a market in the securities. If the underwriters make a market in the securities, the market making may be discontinued at any time without notice. We cannot provide any assurance as to the liquidity of the trading market for the securities.

An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the prices of the securities to be higher than they would otherwise be. The underwriters may engage in these activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue these activities at any time. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by McKenna Long & Aldridge LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC Registration Fee	$0.00
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Printing Expenses	*
Blue Sky Fees	*
Transfer Agent Fees and Expenses	*
Trustee Fees and Expenses	*
Miscellaneous	*

Total	*

* Estimated expenses (other than SEC registration fee) are not presently known.

Item 15. Indemnification of Directors and Officers

Incorporated in the State of Delaware, Gentiva is subject to the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

Our Amended and Restated Certificate of Incorporation provides that we shall indemnify (A) our directors and officers, whether serving us or at our request, any other entity, to the full extent required or permitted by the DGCL, including the advancement of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be expressly authorized by the Board of Directors or the By-Laws and as permitted by law.

Our Amended and Restated By-laws (“Bylaws”) provide that, to the fullest extent permitted and in the manner required, by the laws of the State of Delaware as in effect from time to time, we shall indemnify and/or hold harmless any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including any appeal thereof), whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of Gentiva, or, if at a time when he or she was a director or officer of Gentiva, is or was serving at the request of, or to represent the interests of, the corporation as a director, officer, partner, member, trustee, fiduciary, employee or agent (a “Subsidiary Officer”) of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise including any charitable or not-for-profit public service organization or trade association (an “Affiliated Entity”), against expenses (including attorneys’ fees and disbursements), costs, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that (i) Gentiva shall not be obligated to indemnify and/or hold harmless a director or officer of Gentiva or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action, suit, proceeding or investigation to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof or the Chief Executive Officer or the President of Gentiva, and (ii) Gentiva shall not be obligated to indemnify and/or hold harmless against any amount paid in settlement unless Gentiva has consented to such settlement. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding foregoing, a person shall not be entitled, as a matter of right, to indemnification and/or to be held harmless against costs or expenses incurred in connection with any action, suit or proceeding commenced by such person against Gentiva or any Affiliated Entity or any person who is or was a director, officer, partner, member, fiduciary, employee or agent of Gentiva or a Subsidiary Officer of any Affiliated Entity in their capacity as such, but such indemnification and/or such right to be held harmless may be provided in a specific case as permitted by the Bylaws.

Additionally, to the fullest extent permitted and in the manner required, by the Laws of the State of Delaware as in effect from time to time, the Bylaws provide that we shall indemnify and/or hold harmless any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action or suit (including any appeal thereof) brought by or in the right of Gentiva to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Gentiva, or, if at a time when he or she was a director or officer of Gentiva, is or was serving at the request of, or to represent the interests of, Gentiva as a Subsidiary Officer of an Affiliated Entity against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Gentiva unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such judgment was rendered shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and costs as the Court of Chancery of the State of Delaware or such other court shall deem proper; provided, however, that we shall not be obligated to indemnify and/or hold harmless a director or officer of Gentiva or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action or suit to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof, or the Chief Executive Officer or the President of the corporation. Notwithstanding the foregoing, a person shall not be entitled, as a matter of right, to indemnification and/or to be held harmless against costs and expenses incurred in connection with any action or suit in the right of Gentiva commenced by such Person, but such indemnification and/or right to be held harmless may be provided in any specific case as permitted by the Bylaws.

Notwithstanding the other provisions of the Bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified and/or held harmless against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such person in connection therewith.

Our Amended and Restated Certificate of Incorporation provides that none of our directors shall be liable to Gentiva or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended.

We have obtained and maintain insurance policies insuring our directors and officers, including those of our subsidiaries, against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Additionally, we have entered into indemnification agreements with all of our directors and certain of our officers to provide them with the maximum indemnification allowed under our Amended and Restated Certificate of Incorporation, Bylaws and applicable law, including indemnification for all judgments and expenses incurred as the result of any proceeding in which such person is named as a defendant by reason of being or having been a director, officer or employee of Gentiva, a subsidiary of Gentiva or any other entity or enterprise in which the individual has served at the request of Gentiva, to the fullest extent indemnification is permitted by the laws of the State of Delaware.

With respect to the co-registrants, in addition to any indemnification available under state law or pursuant to the co-registrants’ respective organizational documents, which indemnification is substantially similar to that available under Delaware law and Gentiva’s organizational documents, agents of each of the co-registrants are entitled to indemnification in accordance with the relevant provisions of the Bylaws, as described above, and are covered under the same liability insurance policies obtained by Gentiva.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, it is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 16. Exhibits

Exhibit Description	Description

1.1*	Form of Underwriting Agreement.

4.1	Amended and Restated Certificate of Incorporation of Gentiva (incorporated by reference from Exhibit 3.1 to Gentiva’s Current Report on Form 8-K filed on May 12, 2008).

4.2	Amended and Restated By-Laws of Gentiva (incorporated by reference from Exhibit 3.1 to Gentiva’s Current Report on Form 8-K filed on November 7, 2011).

4.3	Indenture, dated as of September 25, 2007, between Gentiva and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (incorporated by reference to Exhibit 4.1 to Gentiva’s Registration Statement on Form S-3 (File No. 333-146297) filed on September 25, 2007).

4.4	Specimen of Common Stock (incorporated by reference from Exhibit 4.1 to Gentiva’s Amendment No. 4 to the Registration Statement of Company on Form S-4 dated February 9, 2000 (File No. 333-88663)).

4.5*	Specimen of Preferred Stock.

4.6*	Form of Warrant Agreement, including form of warrant.

5.1	Opinion of McKenna Long & Aldridge LLP.

12.1	Statement regarding Computation of Ratios.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of McKenna Long & Aldridge LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

25.1	Statement of Eligibility of Trustee on Form T-1.

*	To be filed by amendment or by a report filed under the Exchange Act and incorporated herein by reference.

Item 17. Undertakings

(a)	Each of the undersigned registrants hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Each of the undersigned registrants hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	Each of the undersigned registrants hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the TIA in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the TIA.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 7, 2013.

Gentiva Health Services, Inc.

By:	/s/ Tony Strange
Tony Strange Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Eric R. Slusser
Eric R. Slusser Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

By:	/s/ David L. Gieringer
David L. Gieringer Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

CO-REGISTRANTS

ABC Hospice, LLC

Access Home Health of Florida, LLC

Alpine Home Health Care, LLC

Alpine Home Health II, Inc.

Alpine Home Health, Inc.

Alpine Resource Group, Inc.

American Homecare Management Corp.

American Hospice, Inc.

Asian American Home Care, Inc.

Bethany Hospice, LLC

California Hospice, LLC

Capital Care Resources, LLC

Capital Care Resources of South Carolina, LLC

Capital Health Management Group, LLC

Chaparral Hospice, Inc.

Chattahoochee Valley Home Care Services, LLC

Chattahoochee Valley Home Health, LLC

CHMG Acquisition LLC

CHMG of Atlanta, LLC

CHMG of Griffin, LLC

Colorado Hospice, L.L.C.

Eastern Carolina Home Health Agency, LLC

Faith Home Health and Hospice, LLC

Faith in Home Services, L.L.C.

FHI GP, Inc.

FHI Health Systems, Inc.

FHI LP, Inc.

First Home Health, Inc.

Gentiva Certified Healthcare Corp.

Gentiva Health Services (Certified), Inc.

Gentiva Health Services Holding Corp.

Gentiva Health Services (USA) LLC

Gentiva Rehab Without Walls, LLC

Gentiva Services of New York, Inc.

Georgia Hospice, LLC

Gilbert’s Home Health Agency, Inc.

Gilbert’s Hospice Care, LLC

Gilbert’s Hospice Care of Mississippi, LLC

Girling Health Care Services of Knoxville, Inc.

Girling Health Care, Inc.

Harden Clinical Services, LLC

Harden HC Texas Holdco, LLC

Harden Healthcare Holdings, LLC

Harden Healthcare Services, LLC

Harden Healthcare, LLC

Harden Home Health, LLC

Harden Home Option, LLC

Harden Hospice, LLC

Hawkeye Health Services, Inc.

Healthfield, LLC

Healthfield Home Health, LLC

Healthfield Hospice Services, LLC

Healthfield of Southwest Georgia, LLC

Healthfield of Statesboro, LLC

Healthfield of Tennessee, LLC

Healthfield Operating Group, LLC

HomeCare Plus, Inc.

Home Health Care Affiliates, Inc.

Home Health Care Affiliates of Central

    Mississippi, L.L.C.

Home Health Care Affiliates of Mississippi, Inc.

Home Health Care of Carteret County, LLC

Horizon Health Care Services, Inc.

Horizon Health Network LLC

Hospice Care of Kansas and Missouri, L.L.C.

Hospice Care of Kansas, L.L.C.

Hospice Care of the Midwest, L.L.C.

Iowa Hospice, L.L.C.

Isidora’s Health Care Inc.

Lakes Hospice, L.L.C.

Lighthouse Hospice – Coastal Bend, LLC

Lighthouse Hospice – Metroplex, LLC

Lighthouse Hospice – San Antonio, LLC

Lighthouse Hospice Management, LLC

Lighthouse Hospice Partners, LLC

Mid-South Home Care Services, LLC

Mid-South Home Health, LLC

Mid-South Home Health Agency, LLC

Mid-South Home Health of Gadsden, LLC

Missouri Home Care of Rolla, Inc.

New York Healthcare Services, Inc.

Nursing Care – Home Health Agency, Inc.

Odyssey HealthCare, Inc.

Odyssey HealthCare Austin, LLC

Odyssey HealthCare Detroit, LLC

Odyssey HealthCare Fort Worth, LLC

Odyssey HealthCare GP, LLC

Odyssey HealthCare Holding Company

Odyssey HealthCare LP, LLC

Odyssey HealthCare of Augusta, LLC

Odyssey HealthCare of Flint, LLC

Odyssey HealthCare of Marion County, Inc.

Odyssey HealthCare of Savannah, LLC

Odyssey HealthCare of St. Louis, LLC

OHS Service Corp.

Omega Hospice, LLC

PHHC Acquisition Corp.

QC-Medi New York, Inc.

Quality Care-USA, Inc.

Saturday Partners, LLC

Tar Heel Health Care Services, LLC

The American Heartland Hospice Corp.

The Home Option, LLC

The Home Team of Kansas, LLC

Total Care Home Health of Louisburg, LLC

Total Care Home Health of North Carolina, LLC

Total Care Home Health of South Carolina, LLC

Van Winkle Home Health Care, Inc.

Vista Hospice Care, LLC

VistaCare, LLC

VistaCare of Boston, LLC

VistaCare USA, LLC

Voyager Home Health, Inc.

Voyager HospiceCare, Inc.

We Care Home Health Services, In.

Wiregrass Hospice LLC

Wiregrass Hospice Care, LLC

Wiregrass Hospice of South Carolina, LLC

By:	/s/ Tony Strange
Tony Strange Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Eric R. Slusser
Eric R. Slusser Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

By:	/s/ David L. Gieringer
David L. Gieringer Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

FHI Management, Ltd. Family Hospice, Ltd.

By their General Partner:

Odyssey HealthCare GP, LLC

By:	/s/ Tony Strange
Tony Strange Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Eric R. Slusser
Eric R. Slusser Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

By:	/s/ David L. Gieringer
David L. Gieringer Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

Odyssey HealthCare Management, LP Odyssey HealthCare Operating A, LP Odyssey HealthCare Operating B, LP

By their General Partner:

FHI GP, Inc.

By:	/s/ Tony Strange
Tony Strange Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Eric R. Slusser
Eric R. Slusser Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

By:	/s/ David L. Gieringer
David L. Gieringer Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

Voyager Acquisition, L.P.

By its General Partner:

American Hospice, Inc.

By:	/s/ Tony Strange
Tony Strange Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Eric R. Slusser
Eric R. Slusser Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

By:	/s/ David L. Gieringer
David L. Gieringer Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tony Strange, Eric R. Slusser and John N. Camperlengo and each of them such person’s true and lawful attorney-in-fact and agent, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ Tony Strange Tony Strange*	Chief Executive Officer, President and Director (Principal Executive Officer)	November 7, 2013

By:	/s/ Eric R. Slusser Eric R. Slusser*	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 7, 2013

By:	/s/ David L. Gieringer David L. Gieringer	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 7, 2013

By:	/s/ Robert S. Forman, Jr. Robert S. Forman, Jr.	Director	November 7, 2013

By:	/s/ Victor F. Ganzi Victor F. Ganzi	Director	November 7, 2013

By:	/s/ R. Steven Hicks R. Steven Hicks	Director	November 7, 2013

By:	/s/ Philip R. Lochner, Jr. Philip R. Lochner, Jr.	Director	November 7, 2013

By:	/s/ Stuart Olsten Stuart Olsten	Director	November 7, 2013

By:	/s/ Sheldon M. Retchin Sheldon M. Retchin	Director	November 7, 2013

By:	/s/ Raymond S. Troubh Raymond S. Troubh	Director	November 7, 2013

By:	/s/ Rodney D. Windley Rodney D. Windley	Director	November 7, 2013

By:	/s/ John N. Camperlengo John N. Camperlengo*	Director or Manager, as applicable, of certain co-registrants	November 7, 2013

*

Messrs. Strange, Slusser and Camperlengo comprise the entirety of the board of directors and board of managers of each of the corporation co-registrants and limited liability company co-registrants, respectively, including (i) Odyssey HealthCare GP, LLC, which is the general partner of each of Odyssey HealthCare Operating A, LP, Odyssey HealthCare Operating B, LP and Odyssey

HealthCare Management, LP and (ii) FHI GP, Inc., which is the general partner of each of Family Hospice, Ltd. and FHI Management, Ltd. Mr. Strange is the Principal Executive Officer, Mr. Slusser is the Principal Financial Officer, and Mr. Gieringer is the Principal Accounting Officer of each of the corporation and limited liability company co-registrants, including the respective general partners for Odyssey HealthCare Operating A, LP, Odyssey HealthCare Operating B, LP, Odyssey HealthCare Management, LP, Family Hospice, Ltd., FHI Management, Ltd and Voyager Acquisition, L.P.

EXHIBIT INDEX

Exhibit Description	Description

4.1	Amended and Restated Certificate of Incorporation of Gentiva (incorporated by reference from Exhibit 3.1 to Gentiva’s Current Report on Form 8-K filed on May 12, 2008).

4.2	Amended and Restated By-Laws of Gentiva (incorporated by reference from Exhibit 3.1 to Gentiva’s Current Report on Form 8-K filed on November 7, 2011).

4.3	Indenture, dated as of September 25, 2007, between Gentiva and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (incorporated by reference to Exhibit 4.1 to Gentiva’s Registration Statement on Form S-3 (File No. 333-146297) filed on September 25, 2007).

4.4	Specimen of Common Stock (incorporated by reference from Exhibit 4.1 to Gentiva’s Amendment No. 4 to the Registration Statement of Company on Form S-4 dated February 9, 2000 (File No. 333-88663)).

5.1	Opinion of McKenna Long & Aldridge LLP.

12.1	Statement regarding Computation of Ratios.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of McKenna Long & Aldridge LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

25.1	Statement of Eligibility of Trustee on Form T-1.